Exhibit 99.1

Press Release

Clean Harbors Announces Completion of Tender Offer and Consent Solicitation

Norwell, MA — August 13, 2012 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE:CLH) announced today the completion of its previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) to purchase any and all of its previously outstanding $490.0 million aggregate principal amount of 7 5/8% senior secured notes due 2016 (the “2016 Notes”). As previously announced, Clean Harbors received, on or prior to 5:00 p.m., New York City time, on July 27, 2012 (the “Consent Date”), tenders and consents from the holders of an aggregate principal amount of $339.1 million of 2016 Notes, or 69.2% of the total outstanding, and Clean Harbors paid on July 30, 2012 to the holders of such tendered notes $1,041.38 per $1,000.00 in principal amount of 2016 Notes validly tendered (the “Total Consideration”), plus accrued but unpaid interest up to, but not including, the payment date. The Total Consideration included a consent payment of $30.00 per $1,000.00 in principal amount of 2016 Notes validly tendered (the “Consent Payment”). The consents received exceeded the amount needed to approve the proposed amendments described in Clean Harbors’ Offer to Purchase and Consent Solicitation Statement dated July 16, 2012 (the “Offer to Purchase”) to the indenture under which the 2016 Notes were issued (the “Indenture”).

Under the terms of the Offer to Purchase, any holders which validly tendered after the Consent Date but prior to the expiration of the Tender Offer at midnight, New York City time, on August 10, 2012 (the “Expiration Date”), would be entitled to receive $1,011.38 per $1,000.00 in principal amount of 2016 Notes validly tendered, plus accrued but unpaid interest up to, but not including, the payment date. Such payment would represent the Total Consideration less the Consent Payment.

Holders of $10,000.00 principal amount of the 2016 Notes validly tendered their 2016 Notes in the Tender Offer after the Consent Date but prior to the Expiration Date and the Company purchased those tendered 2016 Notes on August 13, 2012 in accordance with the terms of the Offer to Purchase described above.  The Company intends to redeem all of the remaining 2016 Notes which were not tendered in the Tender Offer on August 15, 2012 for a redemption price equal to $1,038.13 per $1,000.00 principal amount, plus accrued but unpaid interest up to, but not including, the redemption date, in accordance with the terms of the Indenture, as amended pursuant to the amendments approved through the consents received on or prior to the Consent Date, and the notice of redemption which the Company issued on July 30, 2012.

Requests for copies of the Offer to Purchase and other documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 794-2200 or (212) 430-3774. Goldman, Sachs & Co. acted as Dealer Manager and Solicitation Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 and (212) 357-0345.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements

42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Press Release

Clean Harbors Announces Completion of Tender Offer and Consent Solicitation

about Clean Harbors’ business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  Clean Harbors serves more than 60,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Contacts:
James M. Rutledge	Jim Buckley
Vice Chairman and Chief Financial Officer	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	617.542.5300
InvestorRelations@cleanharbors.com	clh@investorrelations.com

42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com